                                                                     Exhibit 1.1

                        CHINA MOBILE (HONG KONG) LIMITED

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                               [CHINA MOBILE LOGO]


                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)


                                  ANNOUNCEMENT

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In order to further enhance the transparency of the Group and timely provide additional information with which shareholders, investors and the general public may better appraise the business and financial position of the Group, the Company will disclose selected unaudited key operational statistics of the Group for the first quarter and first three quarters on or about 20 April and 20 October of each year, respectively. For the detailed half-yearly and annual operational statistics and financial results, the Company will adopt its usual cautious approach to disclose such information after the necessary review by our auditors has been completed.
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The board of directors (the "BOARD") of China Mobile (Hong Kong) Limited (the
"COMPANY", together with its subsidiaries, the "Group") announces that the Company will disclose certain unaudited key operational statistics of the Group for the first quarter and first three quarters on or about 20 April and 20 October of each year, respectively. For the detailed half-yearly and annual operational statistics and financial results, the Company will adopt its usual cautious approach to disclose such information after the necessary review by our auditors has been completed.

Having regard to the disclosure practices of leading mobile communications operators worldwide, the Board is of the view that the additional disclosure will further enhance the transparency of the Group as well as timely provide additional information with which shareholders, investors and the general public may better appraise the business and financial position of the Group.

SELECTED UNAUDITED KEY OPERATIONAL STATISTICS

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                        CHINA MOBILE (HONG KONG) LIMITED


                                                           AS AT 20 SEPTEMBER  AS AT 30 JUNE 2001/FOR
                                                          2001/FOR THE PERIOD       THE PERIOD FROM 1
                                                          FROM 1 JANUARY 2001      JANUARY 2001 TO 30
                                                         TO 20 SEPTEMBER 2001               JUNE 2001
                                                         --------------------  ----------------------

Number of Subscribers                                           63.77 million           58.91 million
Total Revenue for the relevant reporting period
 (RMB)                                                          72.03 billion           48.86 billion
                                                               (equivalent to          (equivalent to
                                                                approximately           approximately
                                                             HK$67.95 billion)       HK$46.09 billion)
Average Revenue per User per Month (ARPU)
 during the relevant reporting period
 (RMB/User/Month)                                                         152                     158
                                                               (equivalent to          (equivalent to
                                                         approximately HK$143)   approximately HK$149)
Total Usage for the  relevant  reporting  period
 (Minutes)                                                     113.72 billion           77.14 billion
Average Usage per User per Month (MOU) during
 the relevant reporting period (Minutes/User/Month)                       240                     249
Average  Revenue per Minute  during the relevant
 reporting period (RMB)                                                  0.63                    0.63
Number of Users of Mobile Data Services                         19.17 million           16.98 million
Short Message Services Usage Volume for the
 relevant reporting period (Messages)                            2.76 billion            1.30 billion
Network Capacity (Users)                                        80.34 million           72.54 million
Network Utilisation Rate                                                79.4%                   81.2%
Number of Employees                                                    38,543                  38,312
Labour Productivity (Subscribers/Employee)                              1,655                   1,538

The business of the Group continued to develop satisfactorily in the third quarter of 2001, with a sustained rapid growth in the number of subscribers. As at 20 September 2001, the Group had 63.77 million subscribers, representing a net increase of 4.86 million subscribers in less than 3 months from the subscriber base as at 30 June 2001. As the penetration rate of mobile telecommunications services in China rises, the relative number of low usage subscribers also continues to increase. Although the Group's MOU and ARPU up to the third quarter of this year continued to decline (as shown in the above table), the rate of such decline has been alleviated.

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                        CHINA MOBILE (HONG KONG) LIMITED

Average revenue per minute was RMB0.63, which is the same as that for the first half of 2001, whereas the total usage volume and total revenue continued to have a steady growth.

As at 20 September 2001, the Group had 19.17 million users of mobile data services, representing 30 per cent. of the Group's total number of subscribers and a net increase of 2.19 million subscribers from that as at 30 June 2001. The short message services usage volume for the same period reached 2.76 billion messages, representing an increase of 1.46 billion messages or 112 per cent. from that in the first half of 2001 in less than 3 months. The fast growth in short message services usage volume and users of mobile data services is an indication of the vast prospect for the development of the Group's mobile data businesses.

The Board wishes to remind investors that the above operational statistics are based on the Group's management accounts and have not been audited. Investors are cautioned not to unduly rely on such statistics.


IN THE MEANTIME, INVESTORS ARE ADVISED TO EXERCISE CAUTION IN DEALING IN THE SECURITIES OF THE COMPANY.

For your convenience, this announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.06 = HK$1.00. The translations are not representations that the Renminbi and Hong Kong dollar amounts could actually be converted at this rate, or at all.


                                                    By order of the Board
                                              CHINA MOBILE (HONG KONG) LIMITED

                                                         WANG XIAOCHU
                                            Chairman and Chief Executive Officer



Hong Kong, 20 October 2001

PLEASE ALSO REFER TO THE PUBLISHED VERSION OF THIS ANNOUNCEMENT IN THE (South China Morning Post)

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